UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NEXMED, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NEXMED, INC.
89 Twin Rivers Drive
East Windsor, NJ 08520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given to all of the stockholders of NexMed, Inc. (the Company) that the Annual Meeting of Stockholders of the Company (the Annual Meeting) will be held on Monday, June 9, 2008 at 11:00 a.m., local time, at the Company’s headquarters located at 89 Twin Rivers Drive, East Windsor, New Jersey 08520, for the following purposes:

(1)	To elect two persons to the Board of Directors of the Company to serve a three-year term, or until a successor is elected and qualified.

(2)
To consider and vote upon a proposal to approve and adopt an amendment to the NexMed, Inc. 2006 Stock Incentive Plan to increase the number of shares authorized thereunder from 3,000,000 to 5,000,000 shares of the Company's common stock.

(3)	To consider and vote upon a proposal to ratify the appointment of Amper, Politziner & Mattia, PC, as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to consider and act upon such other business as may properly come before this Annual Meeting or any adjournment or postponement thereof.

All stockholders of record of the Company's common stock, par value $0.001 per share (the Common Stock) at the close of business on April 11, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At least a majority of the outstanding shares of Common Stock of the Company entitled to vote, represented either in person or by proxy is required for a quorum.

By Order of the Board of Directors

/s/ Mark Westgate
Mark Westgate
Assistant Secretary

April 18, 2008
East Windsor, New Jersey

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE THESE SHARES BY TELEPHONE AT (800) 560-1965 OR BY INTERNET AT http://www.eproxy.com/nexm/. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY IF YOU WISH BY VOTING YOUR SHARES IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Mailed to Stockholders
on or about April 18, 2008

NEXMED, INC.
89 Twin Rivers Drive
East Windsor, New Jersey 08520

PROXY STATEMENT

General Information

We are furnishing this Proxy Statement in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders (the Annual Meeting) to be held on Monday, June 9, 2008, at 11:00a.m., local time, at our headquarters located at 89 Twin Rivers Drive, East Windsor, New Jersey, and any adjournment or postponement thereof.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to us (to the attention of Mark Westgate, the Company's Assistant Secretary) a written notice of revocation or a properly executed proxy bearing a later date.

Solicitation and Voting Procedures

This proxy is solicited on behalf of the Board of Directors of NexMed, Inc. The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock, par value $.001 per share (the Common Stock). We may use the services of Wells Fargo Shareowner Services and The Altman Group in soliciting proxies and, in such event, we expect to pay approximately $15,000, plus out-of-pocket expenses, for such services. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting of a majority of the outstanding shares of our Common Stock entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on April 11, 2008 has been fixed as the record date (the Record Date) for determining the holders of shares of Common Stock (the Stockholders) entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 83,148,089 shares of Common Stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the Stockholder has given instructions, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named below and FOR Proposals No. 2 and No. 3.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation, as amended to date (the Articles of Incorporation) divide our Board of Directors into three classes. The term of office for each class is arranged so that the term of office of one class expires at each successive Annual Meeting of Stockholders. The Board of Directors currently consists of six members as follows: Class I directors, Vivian H. Liu and Martin R. Wade, III, whose terms expire in 2010; Class II directors, Richard J. Berman and Arthur D. Emil, Esq., whose terms expire in 2009, and Class III directors, Leonard A. Oppenheim, and David S. Tierney, MD, whose terms expire in 2008 and, if re-elected at the Annual Meeting, in 2011.

At the Annual Meeting, the Stockholders will elect two directors to serve as Class III directors. Each of the Class III directors who is elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2011, and until such director’s successor is elected or appointed and qualifies or until such director’s earlier resignation or removal. Unless otherwise marked, the proxies will be voted "FOR" the election of each of the director nominees named below. The Board of Directors believes that nominees, Leonard A. Oppenheim and David S. Tierney, MD, will stand for election and will, if elected, serve as Class III directors. However, with respect to each nominee, in the event such nominee is unable or unwilling to serve as a Class III director at the time of the Annual Meeting, the proxies may be voted for any substitute nominee designated by the present Board of Directors to fill such vacancy or the Board of Directors may be reduced to no less than three members in accordance with the Articles of Incorporation.

Our Corporate Governance/Nominating Committee has reviewed the qualifications of the nominees for Class III director and has recommended such nominees for election to the Board of Directors.

Nominees for Director

The following information was furnished to the Company by the nominees.

Leonard A. Oppenheim, is and has been a director since 2004, and a member of the Audit Committee since January 2006 and Finance Committee since June 2006. Mr. Oppenheim served as the Chairman of the Board from June 2006 through June 18, 2007. His current term as a member of the Board of Directors expires in 2008, and if re-elected at the Annual Meeting, in 2011. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, Mr. Oppenheim was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim graduated from New York University Law School in 1976.

David S. Tierney, MD, is and has been a director since January 2007, and a member of the Executive Compensation Committee and Corporate Governance/Nominating Committee since June 2007. His current term as a member of the Board of Directors expires in 2008, and if re-elected at the Annual Meeting, in 2011. From August 2000 to April 2007, Dr. Tierney served as President and Chief Executive Officer of Valera Pharmaceuticals, Inc. (Nasdaq:VLRX). Prior to joining Valera, Dr. Tierney was President of Biovail Technologies, a division of Biovail Corporation. While there, Dr. Tierney had responsibility for all of Biovail’s research and development, regulatory and clinical activities. Prior to Biovail, he spent three years at Roberts Pharmaceutical Corporation as Senior Vice President of Drug Development with responsibility for all research and development activities, and overall responsibility for drug development, medical affairs, worldwide regulatory affairs and chemical process development, as well as being part of the executive management team. Prior to joining Roberts, Dr. Tierney spent eight years at Elan Corporation in a variety of management positions. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine. He currently serves on the Board of Directors of Catalyst Pharmaceutical Partners, Inc (Nasdaq: CPRX) and Bioject Medical Technologies Inc., (Nasdaq: BJCT).

Required Vote and Recommendation of Board of Directors

Under Nevada law, where NexMed is incorporated, shares of Common Stock as to which there is an abstention or broker non-vote shall be deemed to be present at the meeting for purposes of determining a quorum. However, because pursuant to Nevada law, the nominees for the election of directors must be elected by a plurality of the votes cast at the election, abstentions and broker non-votes will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
OF THE NOMINEES NAMED ABOVE.

DIRECTORS

Set forth below is certain information as of the Record Date regarding our directors.

Name	Age	Title

Richard J. Berman	65	Chairman of the Board of Directors

Arthur D. Emil, Esq.	83	Director

Vivian H. Liu	46	Director, President & Chief Executive Officer

Leonard A. Oppenheim	61	Director

David S. Tierney, MD	44	Director

Martin R. Wade, III	58	Director

Biographical information concerning each of the director nominees is set forth above under the caption “Proposal No. 1 – Election of Directors.” Biographical information concerning the remaining directors of the Company is set forth below.

Richard J. Berman has served on the Board of Directors since June 2002, as Chairman of the Board since June 2007, and on the Finance Committee since June 2002. From January 2006 to June 2007, Mr. Berman served as our President and Chief Executive Officer. He also served as a member of the Audit Committee, Executive Compensation Committee, and Corporate Governance/Nominating Committee of the Board of Directors between June 2002 and January 2006. Mr. Berman currently serves as Chairman of National Investment Managers, a public company in pension administration and investment management (OTC: NIVM.OB); Chairman of Fortress Technology Systems (homeland security), and Chairman of Morlex, Inc. (internet) (OTC: MORX.OB). Mr. Berman is a director of eight public companies: NexMed, Inc., Morlex, Inc., National Investment Managers, Broadcaster, Inc. (OTC: BCSR.OB), Easylink Services International, Inc. (Nasdaq: ESIC), (OTC: NIVM.OB), Advaxis, Inc. (OTC: ADXS.OB), NeoStem, Inc (ASE: NBS), and Fortress Technology Systems (listed on the Frankfurt Exchange). From 1998-2000, he was employed by Internet Commerce Corporation (now Easylink Services International, Inc.) as Chairman and CEO. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide Technologies (NASDAQ: XIDE); helped create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

Arthur D. Emil, Esq., is and has been a director and a member of the Audit Committee, Executive Compensation Committee and the Corporate Governance/Nominating Committee of the Board of Directors since June 2003. Mr. Emil has been a practicing attorney in New York City for over forty years, including with Kramer Levin Naftalis & Frankel from 1994 to 2002 and with Cohen Tauber Spievack & Wagner from 2003 to present. Mr. Emil is a principal owner and chairman of Night Sky Holdings LLC, a company which owns several restaurants now operating in the New York area, which included Windows on the World, and operated the Rainbow Room from 1986 until December 1998. Mr. Emil is the founding principal and shareholder of two real estate development firms with commercial, residential and mixed-use properties in Connecticut, New York and Ohio. Mr. Emil has served as trustee for various non-profit organizations including The American Federation of Arts and the Montefiore Medical Center. Mr. Emil received his LLB from Columbia University. Mr. Emil serves on the Board of Directors of National Investment Managers (OTC: NIVM.OB).

Vivian H. Liu, is, and has been a director and President and Chief Executive Officer of the Company since June 2007, and Secretary since 1995. Ms. Liu served as our Vice President of Corporate Affairs from September 1995 until December 2005, Acting Chief Executive Officer from December 2005 until January 2006, Executive Vice President and Chief Operating Officer from January 2006 to June 2007, Chief Financial Officer from January 2004 until December 2005, Acting Chief Financial Officer from 1999 to January 2004 and Treasurer from September 1995 through December 2005. In 1994, while we were in a transition period, Ms. Liu served as Chief Executive Officer. From 1985 to 1994, Ms. Liu was a business and investment adviser to the government of Quebec and numerous Canadian companies with respect to product distribution, technology transfer and investment issues. Ms. Liu received her MPA in International Finance from the University of Southern California and her BA from the University of California, Berkeley.

Martin R. Wade III is, and has been a director and a member of the Audit Committee, Executive Compensation Committee, and Finance Committee of the Board of Directors since June 2003, and a member of the Corporate Governance/Nominating Committee since January 2004.  His current term as a member of the Board of Directors expires in 2010.   Mr. Wade is the Chief Executive Officer of Broadcaster, Inc. (BCSR.OB), an internet entertainment firm, and since 2000, has also served as the Chief Executive Officer of Bengal Capital Partners, LLC, a merger and acquisition firm.  From 2000 to 2001, Mr. Wade was director and Chief Executive Officer of Digital Creative Development Corp.  From 1998 to 2000, Mr. Wade was Managing Director of Prudential Securities Inc.  From 1975 to 1998, Mr. Wade served in various executive positions at Salomon Brothers Inc., Bankers Trust Company, Lehman Brothers and Price Waterhouse Company.  Mr. Wade serves on the Boards of Directors of several companies, including Alliance One International (NYSE: AOI) and BCSR.  Mr. Wade holds an MBA from the University of Wyoming.

There are no family relationships among the directors or executive officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of Common Stock by (a) each person known by management to be the beneficial owner of more than 5% of our outstanding voting securities, (b) our directors and executive officers, individually, and (c) our directors and executive officers as a group as of March 31, 2008.

Name, Position and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class (%)

Vivian H. Liu President & Chief Executive Officer (3)	1,945,284	2.32%

Hemanshu Pandya Vice President & Chief Operating Officer	300,000	*

Mark Westgate (4) Vice President & Chief Financial Officer	331,591	*

Richard J. Berman Chairman of the Board (5)	1,320,781	1.57%

Arthur D. Emil, Esq. Director (6)	387,173	*

Leonard A. Oppenheim, Esq. Director (7)	783,950	*

David S. Tierney, MD Director	133,432	*

Martin R. Wade, III Director (8)	224,548	*

Southpoint Capital (9) c/o Southpoint Capital Advisors LLC 623 Fifth Avenue, Suite 2503 New York, NY 10022	14,041,002	16.11%

FMR Corp (10) 82 Devonshire Street Boston, MA 02109	12,427,739	14.95%

Jacob May (11) 4525 Harding Road Nashville, TN 37205	5,599,325	6.73%

Loeb Partners Corporation (12) 61 Broadway New York, NY 10006	6,081,369	7.28%

All Executive Officers and Directors as a Group (eight persons) (13) (14)	5,426,759	6.30%

* less than 1%

1) The address for each of the executive officers and directors of the Company is 89 Twin Rivers Drive, East Windsor, New Jersey 08520.
2) Except as otherwise indicated herein, all shares are solely and directly owned, with sole voting and dispositive power.
3) Includes 544,284 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
4) Includes 177,273 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
5) Includes 1,150,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
6) Includes 120,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
7) Includes 500,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
8) Includes 100,000 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.
9) Except for percentage information, this information is based upon a Schedule 13F filed with the Securities and Exchange Commission on 12/31/07.
10) Except for percentage information, this information is based upon a Schedule 13G filed with the Securities and Exchange Commission on 12/21/07.
11) Except for percentage information, this information is based upon a Schedule 13F filed with the Securities and Exchange Commission on 12/31/07.
12) Except for percentage information, this information is based upon a Schedule 13F filed with the Securities and Exchange Commission on 12/31/07.
13) Includes 2,591,557 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
14) No shares owned by any of our officers and directors were pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and our other equity securities.

Based solely on its review of the copies of such reports furnished to us and written representations that no other reports were required, our officers, directors and greater than ten percent stockholders complied with these Section 16(a) filing requirements with respect to the Common Stock during the fiscal year ended December 31, 2007 except for the following which were not filed in a timely manner at the time of issuance: Form 4 for Richard Berman, Martin Wade, David Tierney, Arthur Emil and Leonard Oppenheim for 10,227 shares received in December 2007 for each director’s fourth quarter 2007 compensation. The Form 4’s were subsequently filed on February 28, 2008. Additionally, Form 4 for Vivian Liu and Mark Westgate for 100,000 and 80,000 stock options, respectively, awarded in August 2006 were not filed at the time of the awards. The Form 4’s were subsequently filed on April 10, 2008.

DIRECTOR COMPENSATION

In 2001, the Board of Directors adopted a stock option and cash compensation package for its non-employee directors. Upon joining the Board, each new non-employee director receives a stock option and/or restricted stock package issued pursuant to the NexMed, Inc. Recognition and Retention Stock Incentive Plan, (the Recognition Plan) which expired in 2006, or the NexMed, Inc. 2006 Stock Incentive Plan (the 2006 Plan) which generally vests over a period of several years from the date of grant based on continuous and uninterrupted service to NexMed. Prior to 2007, the Company granted each director a stock option grant equal to 20,000 options, vesting immediately, upon commencement of their initial term. Additionally, upon commencement of each three year term, each director received an option to purchase 60,000 shares of common stock which vest equally on the first, second and third anniversaries of the date of the grant. This approach was designed to align the interests of the directors with those of the Stockholders over the long-term since the full benefits of the stock option compensation package cannot be realized unless stock price appreciation occurs over a number of years.

Beginning in 2007, the Board of Directors modified the stock and cash compensation package for its non-employee directors such that each non-employee director receives a grant of restricted stock rather than stock options. Each non-employee director receives a stock grant equal to 10,000 shares of Common Stock, vesting immediately, upon commencement of his initial term. Additionally, upon commencement of his initial term, each director receives a restricted stock grant of 10,000 shares for each year of his term with 10,000 shares vesting on the date of each annual stockholder’s meeting during his term. Dr. David Tierney, who was appointed in 2007, is the only director who has received such grant of restricted stock. All other directors were compensated with stock option grants as discussed in the previous paragraph. Each non-employee director also receives compensation in shares of our common stock worth $3,000 per month which during 2007, was calculated based on the average of the closing price of our common stock over five consecutive trading days, commencing on January 2, 2007 ($0.88) (the Price). The number of shares is calculated based on the amount of cash the Director would have received for service on the Board, or $3,000 per month divided by the Price. As such, each non-employee director received 3,409 shares per month in 2007, issued quarterly. In addition, each non-employee director who served as the Chairman of a committee of the Board of Directors received 5,000 shares in September 2007 for his service during 2007.

Additionally, in 2007, the Board established a Scientific Advisory Board (SAB) and appointed Dr. David S. Tierney to serve as the Chairman of the SAB. The Board approved a stock grant of 20,000 shares of the Company’s Common Stock to Dr. David S. Tierney, pursuant to the 2006 Plan for services rendered.

In 2006, the Board approved two stock option grants to Leonard A. Oppenheim, Esq. The first grant to purchase 200,000 shares of our common stock at $1.05 per share pursuant to the Recognition Plan was awarded in March 2006 upon Mr. Oppenheim’s election as Lead Director. This grant vested in two equal installments on March 7, 2006 and June 5, 2006. The second grant to purchase 200,000 shares of our common stock at $0.67 per share pursuant to the 2006 Plan was awarded in June 2006 upon Mr. Oppenheim’s election as Chairman of the Board. This grant vested in four equal installments at the end of each calendar quarter beginning with September 30, 2006.

Total non-employee director compensation for 2007 was as follows:

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2007

Name (10)	Stock Awards ($) (1)		Option Awards ($) (1)		Total ($)
(a)	(c)		(d)		(h)
Richard J. Berman	$18,000	(2)	—	(11)	$18,000
Arthur D. Emil, Esq.	$49,000	(9)	$50,302	(3)	$99,302
Leonard A. Oppenheim	$69,000	(4)	$63,167	(5)	$132,167
David S. Tierney, MD	$84,666	(6)	—		$84,666
Martin R. Wade, III	$62,000	(8)	$10,200	(7)	$72,200

(1)
Market values for stock awards of $3,000 per month were calculated based on the average of the closing price of our common stock over five consecutive trading days, commencing on January 2, 2007. Market values for other stock awards were determined by multiplying the number of shares granted by the closing market price of the Company’s stock on the grant date in accordance with FAS 123R. The value of the option awards was calculated using the Black-Scholes method in accordance with FAS 123R. A discussion of the assumptions used in calculating the Black-Scholes values may be found in Note 2 and Note 8 of our audited Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2007 which accompanies the Proxy Statement.

(2)
This amount includes our expense in 2007 for a grant of 3,409 shares per month valued at $3,000 as discussed in Note (1) above for six months of service as an independent director. Prior to July 2007, Mr. Berman was our CEO and all compensation received as CEO appears in The Summary Compensation Table in the Executive Compensation section of this proxy statement.

(3)
This amount represents our expense in 2007 for 80,000 options with an exercise price of $4.94 per share granted to Mr. Emil in June 2003 which vested in four equal installments in June 2004, 2005, 2006 and 2007. This amount also includes our expense for 60,000 options granted to Mr. Emil in August 2006 which vests in three equal installments in June 2007, 2008 and 2009.

(4)
This amount represents our expense in 2007 for 60,000 options with an exercise price of $1.33 per share granted to Mr. Oppenheim in June 2005 which vests in four equal installments in June 2006, 2007 and 2008. Also included in this amount is our expense for 200,000 options with an exercise price of $0.67 per share granted in June 2006 which vested in four equal installments on September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007.

(5)
This amount includes our expense in 2007 for a grant of 20,000 shares issued to Mr. Oppenheim in January 2007 as compensation for his services as Chairman of the Board during the first half of 2007. This amount also includes our expense for 10,000 shares issued to Mr. Oppenheim in September 2007 for his services as Chairman of the Finance committee and our expense for a grant of 3,409 shares per month valued at $3,000 as discussed in Note (1) above for twelve months of service as an independent director.

(6)
This amount includes our expense in 2007 for 30,000 shares of Common Stock granted to Dr. Tierney in January 2007 which vests in three installments. 10,000 shares vested immediately, 10,000 shares vested on the date of the 2007 Annual Meeting and 10,000 shares will vest on the date of the 2008 Annual Meeting. This amount also includes our expense for 20,000 shares of common stock granted to Dr. Tierney in September 2007 for his services as Chairman of the SAB and our expense for a grant of 3,409 shares per month valued at $3,000 as discussed in Note (1) above for twelve months of service as an independent director.

(7)
This amount represents our expense in 2007 for 60,000 options with an exercise price of $1.68 per share granted to Mr. Wade in May 2004 which vested in three equal installments in June 2005, 2006 and 2007. As of December 31, 2007, all of these options remain outstanding.

(8)
This amount includes our expense in 2007 for 20,000 shares issued to Mr. Wade in September 2007 for his services as Chairman of the Audit and Executive Compensation committees and our expense for a grant of 3,409 shares per month valued at $3,000 as discussed in Note (1) above for twelve months of service as an independent director.

(9)
This amount includes our expense for 10,000 shares issued to Mr. Emil in September 2007 for his services as Chairman of the Nominating committee and our expense for a grant of 3,409 shares per month valued at $3,000 as discussed in Note (1) above for twelve months of service as an independent director.

(10)
As of December 31, 2007: Mr. Berman had no shares of unvested restricted stock and 160,000 options outstanding which he had received as compensation for his services as a Director prior to being appointed CEO in 2006; Mr. Emil had no shares of unvested restricted stock and 140,000 options outstanding; Mr. Oppenheim had no shares of unvested restricted stock and 500,000 options outstanding; Dr. Tierney had no options outstanding and 10,000 shares of unvested restricted stock outstanding which will vest on the date of the 2008 Annual Meeting; and Mr. Wade had no shares of unvested restricted stock and 100,000 options outstanding.

(11)	No expense was recorded in 2007 for options issued in previous years.

THE BOARD AND ITS COMMITTEES

Director Independence

During the year ended December 31, 2007, the Board of Directors has determined that each of Mr. Emil, Mr. Oppenheim, Dr. Tierney and Mr. Wade met the definition of independence under the NASDAQ Capital Market listing requirements.

Meetings of the Board of Directors

During the year ended December 31, 2007, eight meetings of the Board of Directors were held. Each director attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served during the periods that they served. While we have no policy requiring attendance, in June 2007, three of the four independent directors were present at our 2007 Annual Meeting of Stockholders.

Committees of the Board

The Board of Directors currently has four committees: the Executive Compensation Committee, the Audit Committee, the Finance Committee, and the Corporate Governance/Nominating Committee.

The Executive Compensation Committee establishes remuneration levels for our executive officers and implements incentive programs for officers, directors and consultants, including the 2006 Plan and the NexMed Inc. Stock Option and Long-Term Incentive Compensation Plan (the Stock Plan) and the Recognition Plan (the Stock Plan and Recognition Plan both expired in 2006). The Executive Compensation Committee was formed on February 7, 2000 and met three times in 2007. As of December 31, 2007, the Executive Compensation Committee consisted of Arthur D. Emil, Dr. David S. Tierney and Martin R. Wade, III (Chairman), none of whom was an employee and each of whom met the independence requirements of NASDAQ Marketplace Rule 4200 (a)(15). There is currently no charter for our Executive Compensation Committee. Our independent compensation consultants as well as executive officers and management play an important role in making recommendations and formulating compensation plans for our employees, including named executives. The Committee may delegate authority for day-to-day administration and interpretation of the various compensation programs in place, including selection of participants, determination of award levels and approval of award documents to our officers. However, the Committee may not delegate any authority under those programs for matters affecting the compensation and benefits of the executive officers. Our CEO, with input from our director of human resources, gives the committee a performance assessment and compensation recommendations for the named executives. Our director of human resources engaged and works closely with our independent compensation consultants, ORC Worldwide Compensation Consultants, who assist in evaluating our executive compensation program and were instructed to provide additional assurance that our program is reasonable and consistent with industry standards for companies in our peer group. ORC Worldwide Compensation Consultants is a compensation consulting firm which provides consulting and data services to large and mid-sized organizations, focusing on compensation programs. We participate in SIRS®, a Salary Information Retrieval System, which is a comprehensive U.S. salary survey with analytical tools and reports, whereby we select approximately fifty pharmaceutical companies with which we share salary data information on an annual basis. This process enables us to benchmark our job functions and job levels within our specific industry sector, obtain competitive salary data, and maintain a competitive salary structure. The recommendations of our CEO and director of human resources are then considered by the Committee in determining the total compensation packages for named executives.

The Audit Committee periodically meets with our financial and accounting management and independent auditors and selects our independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee was formed on February 7, 2000 and acts under a written charter first adopted and approved by the Board on the same date, and subsequently amended and approved on May 7, 2001, October 29, 2002 and May 24, 2004. A copy of the Amended Audit Committee charter is posted on the Company’s website at www.nexmed.com. The Audit Committee met five times in 2007, and as of December 31, 2007, consisted of Arthur D. Emil, Leonard A. Oppenheim and Martin R. Wade, III (Chairman), none of whom was an employee and each of whom met the independence and experience requirements of Nasdaq Capital Market listing requirements. The Board of Directors has determined that Mr. Wade, in addition to being “independent” is an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The Finance Committee makes recommendations to the Board of Directors concerning financing opportunities and instruments. The Finance Committee was formed on June 21, 2002. The Finance Committee met one time in 2007, and consists of Richard J. Berman, Leonard A. Oppenheim and Martin R. Wade, III.

The Corporate Governance/Nominating Committee makes recommendations to the Board of Directors concerning candidates for Board vacancies. The Corporate Governance/Nominating Committee was formed on February 7, 2000. The Corporate Governance/Nominating Committee met one time in 2007, and as of December 31, 2007, consisted of Arthur D. Emil (Chairman), Dr. David S. Tierney and Martin R. Wade, III. The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.nexmed.com. As of December 31, 2007, each of the members of the Committee met the independence requirements of NASDAQ Capital Market listing standards. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director. We have not received any nominees for director from a Stockholder or Stockholder group that owns more than 5% of our voting stock.

The Company’s Corporate Governance/Nominating Committee may consider nominees for director submitted in writing to the Chairman of the Committee, which are submitted by our executive officers, current directors, search firms engaged by the Committee, and by others in its discretion and, in the circumstances provided below, shall consider nominees for director proposed by a Stockholder. Information with respect to the proposed nominee shall be provided in writing to the Chairman of the Corporate Governance/Nominating Committee at NexMed, Inc., 89 Twin Rivers Drive, East Windsor, NJ 08520, at least 120 days prior to the anniversary of the date of the prior year’s Annual Meeting proxy statement. A submitting Stockholder shall provide evidence that he, she or it has beneficially owned at least 5% of our Common Stock for at least one year and shall provide the name of the nominee, and such other information with respect to the nominee as would be required under the rules and regulations of the Securities and Exchange Commission to be included in our Proxy Statement if such proposed nominee were to be included therein. In addition, the Stockholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us, and otherwise meets our standards set forth below.

Any other Stockholder communications intended for our management or the Board of Directors shall be submitted in writing to the Chairman of the Corporate Governance/Nominating Committee who shall determine, in his discretion, considering the identity of the submitting Stockholder and the materiality and appropriateness of the communication, whether, and to whom within our company, to forward the communication.

The Corporate Governance/Nominating Committee generally identifies potential candidates for director by seeking referrals from our management and members of the Board of Directors and their various business contacts. There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a Stockholder.

Review and Approval of Transactions with Related Persons

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving our company and “related persons” (directors and executive officers or their immediate family members, or Stockholders owning 5% or greater of the company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests. The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.

There were no related person transactions entered into in 2007 and there are no related person arrangements in place from previous years.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

The objective of our executive compensation program is to link corporate performance and the total return to Stockholders over the long-term. More specifically, the compensation program is designed to reward the achievement of corporate goals which are set at the beginning of each fiscal year and are communicated to all employees by the CEO, retain the executive employees over long-term periods, and use performance-based equity awards tied to the corporate goals in order to retain and reward the executive employees through the achievement of such goals. In 2007, the overarching goals were to maintain a low cash “burn rate”, to continue to advance our NexACT®-based products through our own targeted development activities, and to secure strategic collaborations and partnerships. Tied to these broad goals were the following specific initiatives: Novartis alliance management, prepare and successfully file the New Drug Application in the U.S. (“NDA”), Marketing Authorization Application in Europe (“MAA”), and New Drug Submission in Canada (“NDS”) for our topical erectile dysfunction treatment (“ED Product”), develop two new programs up through the Investigational New Drug Application (“IND”) stage, continue business development efforts for our products under development and our NexACT® technology , prepare the East Windsor facility for a Pre-Approval Inspection by the FDA, maintain compliance with SEC requirements for a public company, continue to control corporate expenditures by maintaining a monthly cash burn rate of approximately $500,000 per month, and improve the NexACT® permeation enhancer technology.

The elements of our executive compensation during the last fiscal year for our executives under employment agreements consisted of base salary, an annual cash bonus, and the granting of performance-based and incentive stock and stock options.

Base Salaries

The Executive Compensation Committee approves the salaries of our executives and exercises oversight over the compensation of the executives. In establishing 2007 salary levels for our named executives (each of which was set forth in the employment agreements as described below), the Executive Compensation Committee placed the most emphasis on retaining the current executive officers and on recruiting an external executive candidate in order to advance our current products under development. In addition, competitive pharmaceutical company market data for these three positions was obtained from ORC Worldwide Compensation Consultants and was used as a reference point for the salaries.

Bonuses

Cash bonuses are awarded to our named executives based upon a subjective evaluation by the Executive Compensation Committee, with recommendations from the CEO, based on an assessment of the performance of the executives during the year. In assessing the performance of the executives, the CEO and the Executive Compensation Committee prioritize the importance of each of the corporate goals, assess the individual contributions made by each of the executives, and determine overall progress achieved. As outlined in the introduction to the “Compensation Discussion & Analysis” section, the CEO and Board of Directors determine our corporate goals annually at the onset of the year upon approval of the annual budget. Bonuses paid to the named executives were intended to reward their performance towards achieving the corporate goals for 2007. The Executive Compensation Committee determined that six of the eight corporate goals for 2007 were achieved. The two goals that were not met were developing two new programs up through the IND stage and improving NexACT® permeation enhancer technology. The Committee nevertheless decided to award bonuses at the maximum rate as stated in the named executives’ employment agreements based upon three factors: the overall importance of the six goals achieved in 2007, a lack of resources to accomplish the two unmet goals, and the improved market capitalization of the Company. The six goals that were achieved were deemed to be of a higher priority than the two that were not, with major importance being placed upon the top four goals: filing the NDA for the ED Product, continuing business development efforts by signing Warner Chilcott as a U.S. marketing partner for the ED Product, successfully managing the Novartis alliance in 2007 such that the Phase III trials were successfully initiated, and maintaining the cash “burn rate.” Secondly, while not a stated goal at the outset of the fiscal year, the fact that the Company’s market capitalization doubled in 2007 was viewed by the Committee as a significant accomplishment which justified the maximum bonus compensation.

Stock and Stock Options

Under the Stock Plan, which was adopted by the Company in December 1996 and expired in December 2006, and the 2006 Plan which was adopted on March 7, 2006, the Company’s employees, including executives, are eligible to receive stock options, stock appreciation rights, restricted stock, and other stock based awards. The Executive Compensation Committee, with input from management, is responsible for approving stock and stock option grants to the Company’s employees. In determining the size and type of awards, the nature of the position held as well as individual contributions of the employees toward achieving our corporate goals for the year and the need to retain key employees through the completion of critical projects over time were taken into consideration.

Stock options and restricted stock awarded under the Stock Plan and the 2006 Plan, generally vest evenly over a period of three years from the date of grant. Our 10-year options, granted at the market price on the date of the grant, help align the interests of the executive officers with those of the Stockholders over the long term since the full benefits of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In addition, the options and restricted stock awards help to retain key employees because they typically cannot be fully exercised until the end of the three year vesting period and, if not exercised, are forfeited if the employee terminates employment with the company. Performance-based stock and stock option awards vest upon the achievement of specific corporate goals. This approach helps to focus employees on specific corporate goals and retain employees who are integral in achieving such goals.

Compensation of Chief Executive Officer

Effective on June 18, 2007, we entered into a three-year employment agreement with Ms. Liu, pursuant to which she will serve as our President and Chief Executive Officer. During her employment, Ms. Liu will receive an annual base salary of at least $300,000, and is eligible to earn an annual bonus up to 50% of her annual base salary based upon the achievement by the Company of objective performance measures established and determined at the beginning of each fiscal year by the Board of Directors or the Executive Compensation Committee, in consultation with Ms. Liu.

Ms. Liu’s agreement provides for grants of stock under the 2006 Plan. The Executive Compensation Committee determined, based on their analysis of competitive market data compiled by the director of human resources, that our CEO should have a total equity compensation package such that she would achieve an ownership of approximately 2% of our outstanding common stock taking into account options and restricted stock already held by her at such time. Therefore upon Ms. Liu’s acceptance of the position as CEO, she was awarded a restricted stock grant of a total of 850,000 shares. 100,000 shares vested immediately with the remaining 750,000 shares vesting in three equal installments of 250,000 shares on each June 18, 2008, 2009 and 2010.

Prior to Ms. Liu’s appointment to CEO, she was awarded a restricted stock grant of 150,000 shares in January 2007. The award vests in three equal installments of 50,000 shares on each December 31, 2007, 2008 and 2009. This award was intended to retain Ms. Liu in her position as COO while the Board made a decision as to whether the Company would recruit an external candidate for either the CEO or the COO position in 2007. Additionally, this award was to recognize the progress made by the Company in 2006, to acknowledge Ms. Liu’s contributions towards that progress, and to remain competitive with industry compensation standards.

Additionally, in 2006 the Board approved performance-based stock option grants to all employees, including Ms. Liu, which vest in two equal installments upon the filing of the NDA for our ED Product and upon the FDA’s acceptance of the NDA for review. Ms. Liu’s option award is to purchase 100,000 shares of our common stock at $0.81 per share, the market price of our common stock at the time of the grant. Our NDA was successfully filed and accepted for review in the fourth quarter of 2007 and these options became fully vested.

Ms Liu also received an award of 200,000 shares of restricted common stock in April 2006. The award vested on December 31, 2006. This stock grant was awarded as part of a corporate retention program implemented in April and September of 2006 in order to offer all employees, including named executives, a substantial monetary incentive to remain employed with us following the substantial lay-off and restructuring which occurred at the end of 2005 and into 2006.

The number of shares awarded in the above mentioned stock option and restricted common stock grants was determined such that Ms. Liu would achieve an ownership percentage approaching approximately 1% of our outstanding common stock as COO. The Executive Compensation Committee determined, based on their analysis of competitive market data compiled by the director of human resources, that our named executive officers, other than our CEO, should have a total equity compensation package in order to achieve such ownership percentage.

Ms. Liu’s employment agreement provides that, in the event of termination of her employment for “Cause” (as defined in the employment agreement), or death and disability, Ms. Liu would be entitled to receive any earned but unpaid base salary, bonus and benefits. In the event of the termination of Ms. Liu’s employment without Cause, by Ms. Liu with “Good Reason” (as defined in the employment agreement) or upon a change in control (as defined in the employment agreement), Ms. Liu would be entitled to receive any earned but unpaid base salary, bonus and benefits in an amount equal to twelve months of her annual base salary at the time of such termination. In addition, Ms. Liu’s outstanding but unvested restricted stock and stock options would vest immediately.

Richard Berman was our CEO during 2007 until June 18, 2007 when Ms. Liu was appointed CEO. After the departure of our former Chief Executive Officer in December 2005, Richard Berman was appointed by the Board of Directors on January 12, 2006 to serve as our Chief Executive Officer on an interim basis. We did not enter into any employment agreement with Mr. Berman. Mr. Berman has served on the Board of Directors since June 2002, and was the Lead Director until his appointment as our interim Chief Executive Officer. Mr. Berman was our Chief Executive Officer until June 18, 2007. During 2007, the majority of Mr. Berman’s compensation was equity-based. In January 2007, the Executive Compensation Committee approved a stock award to Mr. Berman based on the progress that we made during 2006, the contributions made by the executive, and the fact that the executive’s total compensation was not deemed to be comparable to industry standards. Mr. Berman received an award of 60,000 shares of stock vesting in four equal installments on March 31, June 30, September 30, and December 31, 2007. 30,000 of these shares, which were to vest on September 30 and December 31, 2007, did not vest and were cancelled when Mr. Berman ended his term as Chief Executive Officer in June 2007. Although Mr. Berman resigned on June 18, 2007, vesting of the shares that were to vest on June 30, 2007 was accelerated since Mr. Berman was our CEO for substantially all of the second quarter. In 2006, Mr. Berman received options to purchase 990,000 shares of our common stock which vested in three installments through January 31, 2007, and on October 1, 2006, Mr. Berman began to receive a consulting fee of $3,000 per month. The Executive Compensation Committee determined that Mr. Berman should receive a monthly fee of $3,000 per month to act as a stipend to cover any expenses incurred while serving as our Chief Executive Officer. In addition, Mr. Berman was granted 388,571 shares of restricted stock in April 2006, which would vest and the restrictions would lapse only if we completed a significant business development transaction with a minimum valuation of $5 million and Mr. Berman remained as Chief Executive Officer through the completion of such transaction. These shares did not vest and were cancelled in June 2007 when Mr. Berman resigned as Chief Executive Officer and no significant business development transaction had occurred during his term.

Compensation of Chief Operating Officer

The decision was made to recruit an external candidate to replace the COO position, which had become vacant upon the appointment of Ms. Liu as CEO in June 2007. On October 31, 2007, we entered into a three-year employment agreement with Hemanshu Pandya, pursuant to which he would serve as our Vice President. During his employment, Mr. Pandya will receive an annual base salary of at least $225,000, and is eligible to earn an annual bonus of up to 50% of his annual base salary based upon the achievement by the Company of objective performance measures established and determined at the beginning of each fiscal year by the Board of Directors or its Executive Compensation Committee, in consultation with Ms. Liu and Mr. Pandya.

Mr. Pandya’s agreement provides for grants of options to purchase shares of our common stock under the 2006 Plan. These options are intended to be incentive stock options to the fullest extent permitted under the Internal Revenue Code. In October 2007, Mr. Pandya received an option award to purchase a total of 175,000 shares of our common stock at $1.43 per share, the market price of our common stock at the time of the grant. The award vests in three installments of 25,000 options on October 31, 2008, 50,000 options on October 31, 2009 and 100,000 options on October 31, 2010.

Mr. Pandya’s agreement also provides for grants of stock under the 2006 Plan. On October 31, 2007, Mr. Pandya was awarded a restricted stock grant of 125,000 shares. 75,000 shares will vest in three equal installments of 25,000 shares each on October 31, 2008, 2009 and 2010. The remaining 50,000 shares will vest only upon the execution of a licensing/development agreement brought to the Company by Mr. Pandya valued at over $5 million on or before April 30, 2009.

Mr. Pandya’s total compensation package (salary, bonus, stock options and restricted stock) was reviewed and approved by the Executive Compensation Committee after a discussion with our human resources director and a review of competitive pharmaceutical company market data supplied by ORC Worldwide Compensation Consultants for his position as COO. It was determined that his total compensation package is competitive with industry compensation standards.

Additionally, the number of shares awarded in the above mentioned stock option grants and restricted common stock grants was determined such that Mr. Pandya would eventually achieve an ownership percentage approaching 1% of the Company as COO. The Executive Compensation Committee determined, based on their analysis of competitive market data compiled by the director of human resources, that our named executive officers, other than our CEO, should have a total equity compensation package in order to achieve such ownership percentage. Mr. Pandya’s ownership percentage as of December 31, 2007 is approximately 0.4%.

Mr. Pandya’s employment agreement provides that, in the event of termination of his employment for “Cause” (as defined in the employment agreement), or death and disability, Mr. Pandya would be entitled to receive any earned but unpaid base salary, bonus and benefits. In the event of the termination of Mr. Pandya’s employment without Cause, by Mr. Pandya with “Good Reason” (as defined in the employment agreement) or upon a change in control (as defined in the employment agreement), Mr. Pandya would be entitled to receive any earned but unpaid base salary, bonus and benefits in an amount equal to six months of his annual base salary at the time of such termination plus one week for every fully completed year of service, up to one year. In addition, Mr. Pandya’s outstanding but unvested restricted stock and stock options would vest immediately.

Compensation of Chief Financial Officer

On December 15, 2005, we entered into a three-year employment agreement with Mark Westgate, pursuant to which he would serve as our Vice President. During his employment, Mr. Westgate was to receive an annual base salary of $160,000, and was to be eligible to earn an annual bonus up to 50% of his annual base salary based upon the achievement by the Company of objective performance measures established and determined at the beginning of each fiscal year by the Board of Directors or its Executive Compensation Committee in consultation with Ms. Liu and Mr. Westgate. On January 1, 2008, the base annual salary of Mr. Westgate was adjusted to $235,000 for several reasons: the progress that NexMed made during 2007, Mr. Westgate’s accomplishments during 2007, and the fact that Mr. Westgate’s salary was not deemed to be comparable to industry standards according to data supplied by ORC Worldwide Compensation Consultants.

Mr. Westgate’s employment agreement provides for grants of options to purchase shares of our common stock under the Stock Plan. These options are intended to be incentive stock options to the fullest extent permitted under the Internal Revenue Code. In December 2005, Mr. Westgate received a total of 75,000 stock options vesting in three equal installments on December 31, 2006, December 31, 2007 and December 31, 2008.

Mr. Westgate’s employment agreement also provides for grants of Common Stock under the 2006 Plan. In January 2007, Mr. Westgate was awarded a restricted stock grant of 75,000 shares. The award vests in three equal installments of 25,000 shares on each December 31, 2007, 2008 and 2009. This award was intended to retain Mr. Westgate in his position as CFO, to recognize the progress made by the Company in 2006, to acknowledge Mr. Westgate’s contributions towards that progress, and to remain competitive with industry compensation standards.

Additionally, in 2006 the Board approved performance-based stock option grants to all employees, including Mr. Westgate, which vested in two equal installments upon the filing of the NDA for our Topical ED Product and upon the FDA’s acceptance of the NDA for review. Mr. Westgate’s option award was to purchase 80,000 shares of our common stock at $0.81 per share, the market price of our common stock at the time of the grant. Our NDA was successfully filed and accepted for review in the fourth quarter of 2007 and these options became fully vested.

Mr. Westgate also received an award of 50,000 shares of common stock in April 2006. The award vested on December 31, 2006. This stock grant was awarded as part of a corporate retention program implemented in April and September of 2006 in order to offer all employees, including named executives, a substantial monetary incentive to remain employed with us following the substantial lay-off and restructuring which occurred at the end of 2005 and into 2006.

The number of shares awarded in the above mentioned stock option grants and restricted common stock grants was determined such that Mr. Westgate would eventually achieve an ownership percentage approaching 1% of the Company as CFO. The Executive Compensation Committee determined, based on their analysis of competitive market data compiled by the director of human resources, that our named executive officers, other than our CEO, should have a total equity compensation package in order to achieve such ownership percentage. Mr. Westgate’s ownership percentage as of December 31, 2007 is approximately 0.4%.

Mr. Westgate’s employment agreement provided that, in the event of termination of his employment for “Cause” (as defined in the employment agreement), or death and disability, Mr. Westgate would be entitled to receive any earned but unpaid base salary, bonus and benefits. In the event of the termination of Mr. Westgate’s employment without Cause, by him with “Good Reason” (as defined in the employment agreement) or upon a change in control (as defined in the employment agreement), Mr. Westgate would be entitled to receive any earned but unpaid base salary, bonus and benefits in an amount equal to six months of his annual base salary at the time of such termination plus an additional week of base salary for every fully-completed year of service, for a total salary continuation period not to exceed one year. In addition, Mr. Westgate’s outstanding but unvested stock and stock options would vest immediately.

Executive Compensation Committee Report

The Executive Compensation Committee evaluates and establishes compensation for executive officers and is responsible for determining the recipients and the size of awards under the 2006 Plan. The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found in this Proxy Statement. The Executive Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The Executive Compensation Committee of the Board of Directors

Arthur D. Emil, Esq.
David S. Tierney, MD
Martin R. Wade, III, Chairman

Summary Compensation Table for 2007 and 2006

As discussed above in our Compensation Discussion and Analysis, our executives under employment agreements received base salary, bonuses, stock option awards and stock grants in 2007 and 2006. The following table sets forth the compensation paid by NexMed during the years ended December 31, 2007 and 2006 to the four individuals listed who were serving as executive officers at the end of our last two fiscal years (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)		Stock Awards ($) (1)		Option Awards ($) (1)		All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(i)		(j)
Vivian H.	2007	$273,207		$150,000		$210,000	(4)	$80,670		$7,325	(12)	$713,877
Liu, CEO (3)	2006	$200,000		$125,000		$124,000		$71,162		$7,099	(12)	$520,162

Richard J.	2007	—		—		$30,000	(6)	$114,840	(5)	$18,000	(7)	$162,840
Berman, CEO (3)	2006	—		—		—		$464,309	(5)	$9,000	(7)	$473,309

Hemanshu Pandya,	2007	$32,903	(8)	$18,500	(8)	$8,696	(9)	$15,808	(10)	$41	(13)	$75,907
COO	2006	—		—		—		—		—		—

Mark Westgate,	2007	$198,681		$100,000		$25,000	(11)	$49,446		$6,425	(14)	$373,127
CFO	2006	$160,000		$80,000		$31,000		$41,923		$6,995	(14)	$312,923

1.
Market values for stock awards were determined by multiplying the number of shares granted by the closing market price of the Company’s stock on the grant date in accordance with FAS 123R. Stock-based compensation under FAS 123R is recognized as an expense on a straight-line basis over the required service period of the entire award (generally the vesting period of the award). The value of stock option awards was calculated using the Black-Scholes method in accordance with FAS 123R. A discussion of the assumptions used in calculating the Black-Scholes values may be found in Note 2 and Note 8 of our audited Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2007 which accompanies this Proxy Statement.

2.	2007 Bonuses were accrued in 2007 and paid on March 14, 2008.

3.	Ms. Liu served as COO from January 2006 through June 18, 2007 at which time she was appointed CEO. Mr. Berman served as CEO from January 2006 through June 18, 2007.
4.
Ms. Liu was granted 850,000 shares of restricted stock when she was appointed CEO in June 2007. The shares vest in four installments, the first installment of 100,000 shares vested on October 3, 2007 upon the signing of her employement agreement with the remaining 750,000 shares vesting in three equal installments of 250,000 shares on June 18, 2008, 2009 and 2010, respectively. Ms. Liu also received a grant of 150,000 shares of restricted stock in January 2007 as compensation for her services as COO. The shares vest in three equal installments of 50,000 shares on each December 31, 2007, 2008, and 2009.

5.
This amount represents our expense for 990,000 options with an exercise price of $0.73 per share granted to Mr. Berman as compensation for his services as CEO beginning in January 2006 through June 2007. The award vested in three installments through January 2007.

6.
This amount represents our expense for a grant of 60,000 shares issued to Mr. Berman in January 2007 as compensation for his services as CEO during the first half of 2007. The grant vested in four equal installments on March 31, June 30, September 30, and December 31, 2007. 30,000 of these shares, which were to vest on September 30 and December 31, 2007, did not vest and were cancelled when Mr. Berman ended his term as Chief Executive Officer in June 2007. Although Mr. Berman resigned on June 18, 2007, vesting of the shares that were to vest on June 30, 2007 was accelerated since Mr. Berman was our CEO for substantially all of the second quarter.

7.	Effective October 1, 2006, Mr. Berman began receiving a consulting fee of $3,000 per month.
8.	Mr. Pandya’s salary and bonus for 2007 were pro-rated for 2 months of employment in 2007.
9.
Mr. Pandya was granted 125,000 shares of restricted stock. 75,000 shares will vest in three equal installments of 25,000 shares each on October 31, 2008, 2009 and 2010. The remaining 50,000 shares will vest only upon the execution of a licensing/development agreement brought to the Company by Mr. Pandya valued at over $5 million on or before April 30, 2009. In accordance with FAS123R, compensation expense for the 50,000 shares will be recorded when these shares vest upon the completion of the business transaction as stated above.

10.
Mr. Pandya was granted an option to purchase a total of 175,000 shares of our common stock at $1.43 per share, the market price of our common stock at the time of the grant. The award vests in three installments of 25,000 options on October 31, 2008, 50,000 options on October 31, 2009 and 100,000 options on October 31, 2010.

11.	Mr. Westgate received a grant of 75,000 shares of restricted stock in January 2007. The shares vest in three equal installments of 25,000 shares on each of December 31, 2007, 2008, and 2009.
12.
This amount includes the Company’s profit sharing contribution to the 401k plan of $6,750 and $6,600 in 2007 and 2006, respectively and life insurance premiums paid on behalf of the Named Executive of $575 and $499 in 2007 and 2006, respectively as part of the employee benefit plan for all employees, whereby each employee has a Company paid life insurance policy in the amount of each employee’s annual salary.

13.
This amount represents life insurance premiums paid on behalf of the Named Executive for his two months of employment in 2007 as part of the employee benefit plan for all employees, whereby each employee has a Company paid life insurance policy in the amount of each employee’s annual salary.

14.
This amount includes the Company’s profit sharing contribution to the 401k plan of $5,977 and $6,600 in 2007 and 2006, respectively and life insurance premiums paid on behalf of the Named Executive of $448 and $395 in 2007 and 2006, respectively as part of the employee benefit plan for all employees, whereby each employee has a Company paid life insurance policy in the amount of each employee’s annual salary.

GRANTS OF PLAN BASED AWARDS FOR 2007

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis above:

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units (i)		All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards (k)	Grant Date Fair Value of Equity Awards (1) (l)
Vivian H. Liu,	1/24/2007	150,000				$150,000
CEO	10/3/2007	850,000				$1,360,000

Richard J. Berman,	1/24/2007	60,000				$60,000
CEO

Hemanshu Pandya,	10/31/2007			175,000	$1.43	$189,700
COO	10/31/2007	125,000	(2)			$178,750

Mark Westgate,	1/24/2007	75,000				$75,000
CFO

(1)
Market values for stock awards were determined by multiplying the number of shares granted by the closing market price of our stock on the grant date in accordance with FAS 123R. Market values for option awards were calculated using the Black-Scholes Method. A discussion of the assumptions used in calculating the Black-Scholes values may be found in Note 2 and Note 8 of our audited Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2007 that accompanies this Proxy Statement.

(2)
50,000 shares of the total grant vest and restrictions lapse only upon the execution of a licensing/development agreement brought to the Company by Mr. Pandya valued at over $5 million on or before April 30, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Options are granted at 100 percent of fair market value on the date of the grant; they usually vest in three equal installments over a three year period. More discussion of our equity compensation programs can be found in the Compensation Discussion and Analysis. There are no unexercised, unearned options under an equity incentive plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
Vivian H. Liu, CEO	120,000	(3)	60,000		$0.92	12/15/15
	105,000	(4)	—		$0.70	12/16/12
	114,284	(5)	—		$0.55	12/3/12
	90,000	(6)	—		$4.00	1/19/10
	15,000	(7)	—		$2.50	12/14/08
	100,000	(8)			$0.81	8/3/16
							850,000	(9)	$1,300,000	—		—

Richard J. Berman.	990,000	(10)	—		$0.73	1/16/16
CEO

Hemanshu Pandya,	—		175,000	(11)	$1.43	10/31/17
COO							75,000	(12)	$107,250	50,000	(2)	$71,500

Mark Westgate,	50,000	(3)	25,000		$0.92	12/15/15
CFO	5,000	(13)	—		$1.32	1/18/15
	27,273	(5)	—		$0.55	12/3/12
	15,000	(14)	—		$3.25	3/11/12
	80,000	(8)			$0.81	8/3/16
							50,000	(15)	$50,000	—		—

(1)	Market values were determined by multiplying the number of shares granted by the closing market price of our common stock on the grant date.
(2)	Stock vests and restrictions lapse only upon the execution of a licensing/development agreement brought to the Company by Mr. Pandya valued at over $5 million on or before April 30, 2009.
(3)	Options vest in three equal installments on December 31, 2006, 2007 and 2008.
(4)	Options vested in three equal installments on December 31, 2003, 2004 and 2005.
(5)	Options vested on July 1, 2003.
(6)	Options vested in three equal installments on January 19, 2001, 2002 and 2003.
(7)	Options vested on grant date of December 14, 1998.
(8)	Options vested in two equal installments on the filing of the NDA for our ED Product in September 2007 and the acceptance of the NDA for review by the FDA in November 2007.
(9)	750,000 shares vest in three equal installments of 250,000 shares on June 18, 2008, 2009 and 2010. 100,000 shares vest in two equal installments on December 31, 2008 and 2009.
(10)	500,000 options vested on the grant date of January 16, 2006. The remaining 490,000 options vested in two equal installments on July 31, 2006 and January 16, 2007.
(11)	The option award vests in three installments of 25,000 options on October 31, 2008, 50,000 options on October 31, 2009 and 100,000 options on October 31, 2010.
(12)	The award vests in three equal installments of 25,000 shares each on October 31, 2008, 2009 and 2010.
(13)	Options vested on the grant date of January 18, 2005.
(14)	Options vested in three equal installments on March 11, 2003, 2004 and 2005.
(15)	The award vests in two equal installments on December 31, 2008 and 2009.

OPTION EXERCISES AND STOCK VESTED FOR 2007

No stock options were exercised by the Named Executive Officers during 2007.

The following table indicates restricted stock vested in 2007 for the Named Executives:

Name and Principal Position	Date of Vesting	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Vivian H. Liu, CEO	10/3/07	100,000	$160,000
	12/31/07	50,000	$71,000

Richard J. Berman,	3/31/07	15,000	$18,600
CEO	6/18/07	15,000	$28,050

Mark Westgate, CFO	12/31/07	25,000	$35,500

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL AT DECEMBER 31, 2007

The table below set forth the estimated current value of payments and benefits to each of the Named Executive Officers upon a change of control, a qualifying termination, or resignation for good reason of the Named Executive Officer, in each case as defined within the employment agreement for the Named Executive attached as Exhibits 10.21, 10.22, and 10.30 to our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 12, 2008. All payments are conditioned upon and subject to the named Executive's first executing a Confidential Separation Agreement including a general waiver and release (and the expiration of any associated revocation period), in such reasonable and customary form as shall be prepared by the Company, of all claims the Named Executive may have against the Company, and related entities and individuals.

The value of accelerated equity awards shown in the table below was calculated using the closing price of our common stock on December 31, 2007 ($1.42). The value of the options is the aggregate spreads between $1.42 and the exercise prices of the accelerated options; if less than $1.42 then the value of the accelerated options is zero.

Name and Principal Position	Lump Sum Cash Payment (1)	Value of accelerated stock options	Value of accelerated restricted stock	Total ($)

Vivian H. Liu, CEO	$300,000	$30,000	$1,207,000	$1,537,000

Hemanshu Pandya, COO	$112,500	$0	$177,500	$290,000

Mark Westgate, CFO	$138,461	$12,500	$71,000	$221,961

(1) Lump sum cash payments are based on the amount of salary payable at December 31, 2007 per the Named Executives’ employment agreements based on service through such date. In the case of Ms. Liu, the amount is equivalent to one year’s salary. In the case of Mr. Pandya and Mr. Westgate, the amount is equivalent to six month’s salary plus an additional week of base salary for each fully-completed year of service (at December 31, 2007, six weeks for Mr. Westgate and zero weeks for Mr. Pandya).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Arthur D. Emil, David S. Tierney and Martin R. Wade, III served on the Executive Compensation Committee in 2007. As of December 31, 2007, none of these three directors had ever been an employee of NexMed or its subsidiaries. No NexMed executive officer served as a member of the Board of Directors or the Executive Compensation Committee of any company whose executive officers included a member of our Board of Directors or Executive Compensation Committee.

AUDIT COMMITTEE REPORT

  We have reviewed and discussed with management NexMed’s audited consolidated financial statements for the year ended December 31, 2007.

We have discussed with Amper, Politziner & Mattia, PC, NexMed’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended.

We have also received the written disclosures and the letter from Amper, Politziner & Mattia, PC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with Amper, Politziner & Mattia, PC its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in NexMed’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Arthur D. Emil
Leonard A. Oppenheim
Martin R. Wade, III, Chairman

PROPOSAL NO. 2

APPROVAL AND ADOPTION OF AN AMENDMENT TO THE NEXMED, INC. 2006 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED THEREUNDER FROM 3,000,000 to 5,000,000 SHARES OF THE COMPANY’S COMMON STOCK

The Company adopted the 2006 Plan on March 7, 2006. A total of 3,000,000 shares of Common Stock were initially reserved for issuance of awards under the 2006 Plan, of which only 22,223 shares remained available for future grants as of the Record Date. Our Board of Directors has amended the 2006 Plan, subject to Stockholder approval, to increase by 2,000,000, to a total of 5,000,000, the number of shares of Common Stock reserved for issuance of awards under the 2006 Plan.

The Board of Directors believes that the approval of this amendment to the 2006 Plan is in the best interests of the Company and its Stockholders because the availability of an adequate number of shares reserved for issuance under the 2006 Plan and the ability to grant stock options and make other stock-based awards under the 2006 Plan is an important factor in attracting, motivating and retaining qualified individuals essential to our success.

Pursuant to the 2006 Plan, the Company may grant to eligible persons awards of incentive stock options (“ISOs”) within the meaning of Section 422(b) of the Code, non-incentive stock options (“NISOs”), restricted stock awards of our Common Stock and stock appreciation rights (SAR’s”).

The 2006 Plan authorizes the Company to grant options, restricted stock awards and SARs (together,“Awards”) for an aggregate of up to 3,000,000 shares of Common Stock. The Board of Directors believes that stock options, restricted stock awards and SARs are an integral part of the compensation packages to be offered to the Company’s executives, directors, employees and consultants and that the grant of stock options, restricted stock awards and SARs, which align the interests of the recipients with those of the stockholders, is an effective method to attract and retain employees in an industry characterized by a high level of employee mobility and aggressive recruiting of the services of a limited number of skilled personnel.

The following summary of certain features of the 2006 Plan is qualified in its entirety by reference to the full text of the 2006 Plan, which is filed as an annex to our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2006. Attached to this Proxy Statement as Appendix A is the Instrument of Amendment to the 2006 Plan. All capitalized terms used but not defined herein have the respective meanings ascribed to them in the 2006 Plan.

Nature and Purposes of the 2006 Plan

The purposes of the 2006 Plan are to facilitate fair, adequate and competitive compensation and to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or as independent consultants to, the Company and its present and future subsidiary corporations, as defined in section 424(f) of the Code, to attract new individuals to enter into such employment and service and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the company. The Board believes that the granting of Awards under the 2006 Plan will promote continuity of management, increased incentive and personal interest in our welfare aid in securing our growth and financial success.

Duration and Modification

The 2006 Plan will terminate on March 6, 2016, ten years from its approval by the Board of Directors. The Board of Directors may at any time terminate the 2006 Plan or make such modifications to the 2006 Plan as it may deem advisable. The Board, however, may not, without approval by our Stockholders, increase the number of shares of Common Stock as to which Awards may be granted under the 2006 Plan, change the manner of determining stock option or SAR prices, change the class of persons eligible to participate in the 2006 Plan or make other changes to the 2006 Plan which are not permitted without Stockholder approval under Nasdaq rules.

Administration of the Plan

The 2006 Plan is administered by the Executive Compensation Committee. The Executive Compensation Committee shall have discretion to determine the participants under the 2006 Plan, the types, terms and conditions of the Awards, including performance and other earn out and/or vesting contingencies, permit transferability of Awards to an immediate family member of a participant or a trust established on behalf of such immediate family member, interpret the 2006 Plan’s provisions and administer the 2006 Plan in a manner that is consistent with its purpose.

Eligibility and Extent of Participation

The 2006 Plan provides for discretionary grants of Awards to all employees, non-employee directors and consultants to the Company or any of its subsidiaries, or any corporation acquired by the Company or any of its subsidiaries. As of April 11, 2007, we had 24 full time employees and five non-employee directors who would be eligible to participate in the 2006 Plan.

Stock Options

Under the 2006 Plan, the Executive Compensation Committee may grant Awards in the form of options to purchase shares of Common Stock. The initial per share exercise price for an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of the Common Stock. The initial per share exercise price for a NISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant.

No option granted pursuant to the 2006 Plan may be exercised more than 10 years after the date of grant, except that ISOs granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the ISO is granted may not be exercised more than five years after the date of grant. Any option granted to a non-employee director of the Company or any of its subsidiaries shall be 10 years in duration.

Stock Awards

The 2006 Plan also permits the grant of Awards of shares of Common Stock. A Stock Award is a grant of shares or of a right to receive shares of Common Stock (or their cash equivalent or a combination of both) in the future. Each Stock Award will be subject to conditions, restrictions and contingencies established by the Executive Compensation Committee. In making a determination regarding the allocation of such shares, the Executive Compensation Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Executive Compensation Committee in its discretion shall deem relevant.

Stock Appreciation Rights

The 2006 Plan also permits the grant of Awards of SARs, which are grants of the right to receive shares of Common Stock with an aggregate fair market value equal to the value of the SAR. The value of a SAR with respect to one share of Common Stock on any date is the excess of the fair market value of a share on such date over the Base Value of such SAR. The Base Value of any SAR with respect to one share of Common Stock shall equal the fair market value of a share of Common Stock on the date the SAR is granted.

Voting Rights

Participants will not have any interest or voting rights in shares covered by their Awards until the Awards shall have been exercised or restrictions shall have lapsed and a certificate for such shares shall have been issued.

Adjustment of Number of Shares

In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any Award and the number of shares of Common Stock available for purchase or delivery under the 2006 Plan but not yet covered by an Award shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the Stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then there shall be substituted for each share of Common Stock then subject to any Award, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged.

In the event that there shall be any change, other than as specified directly above, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Executive Compensation Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Award and the number or kind of shares available for issuance in accordance with the provisions of the 2006 Plan but not yet covered by an Award, such adjustment shall be made by the Executive Compensation Committee and shall be effective and binding for all purposes of the 2006 Plan and of each Award.

Change in Control

Except as otherwise determined by the Executive Compensation Committee at the time of grant, if a Participant’s employment, or directorship, with the Company and its Subsidiaries is terminated without cause, as defined, or the Participant terminates his or her employment with, or terminates his or her service as a director of, the Company and its Subsidiaries for good reason, as defined, whether voluntarily or otherwise, within one year after the effective date of a Change in Control, as defined, (i) each Option theretofore granted to a Participant which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full upon the occurrence of such termination and shall, to the extent not theretofore exercised, terminate upon the date of termination specified in such Option; (ii) each SAR theretofore granted to a Participant which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full upon the occurrence of such termination and shall, to the extent not theretofore exercised, terminate upon the date of termination specified in such SAR; and (iii) any restrictions applicable to any shares allocated to a Participant in a Stock Award shall forthwith terminate upon the occurrence of such termination.

Benefits to Named Executive Officers and Others

Since the incentive awards granted under the 2006 Plan are discretionary, no data can be provided regarding planned future grants. Therefore, the following table sets forth information pertaining to stock options and shares of restricted stock that were granted in 2007 pursuant to the 2006 Plan to the persons or groups named below.

Name and Principal Position	Total Number of Options	Dollar Value (1)	Total Number of Restricted Shares	Dollar Value (2)

Vivian H. Liu, CEO	—	—	1,000,000	$1,420,000

Hemanshu Pandya, COO	175,000	$0	125,000	$177,500

Mark Westgate, CFO	—	—	75,000	$106,500

Richard J. Berman, CEO	—	—	60,000	$85,200

All non-executive directors as a group	—	—	314,540	$446,647

All employees who are not executive officers, as a group	27,100	$7,000	5,000	$7,250

(1)
These values are computed by subtracting the option exercise price for in-the-money options from the closing price of our common stock on December 31, 2007 ($1.42) and multiplying it by the number of in-the-money options.

(2)	Value of restricted shares is calculated by multiplying the closing price of our common stock at December 31, 2007 ($1.42) by the total number of restricted shares.

United States Federal Income Tax Consequences of Issuance and Exercise of Awards

The following discussion of the U.S. Federal income tax consequences of the granting and exercise of stock options under the 2006 Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides. The tax consequences of Awards issued to participants outside of the U.S. may differ from the U.S. tax consequences.

Non-Incentive Stock Options:

No income will be recognized by an optionee at the time a NISO is granted. Ordinary income will be recognized by an optionee at the time a NISO is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in cash.

Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of a NISO will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the fair market value of the shares on the date of exercise.

The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of the NISO, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

Incentive Stock Options:

In general, neither the grant nor the exercise of an ISO will result in taxable income to an optionee or a deduction to the Company. For purposes of the alternative minimum tax, however, the spread on the exercise of an incentive stock option will be considered as part of the optionee’s income.

The sale of the shares of Common Stock received pursuant to the exercise of an ISO which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an ISO, an optionee must not dispose of such shares within two years after the option is granted or within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an ISO that is equal to the lesser of (a) the fair market value of the Common Stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

Restricted Stock Awards:

Restricted Stock Awards are generally subject to ordinary income tax at the time the restrictions lapse, unless the participant elects to accelerate recognition as of the time of grant. The Company will be entitled to a corresponding Federal income tax deduction at the time the participant recognizes ordinary income.

Stock Appreciation Rights:

The participant receiving a SAR will not recognize Federal taxable income at the time the SAR is granted. When the participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the Base Value will be taxed as ordinary income to the participant. The Company will be entitled to a Federal tax deduction equal to the amount of ordinary income the participant is required to recognize as the result of exercising the SAR.

Limits on Deductions:

Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1,000,000 per person in any year, except that qualified performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

The Company has structured the 2006 Plan so that the Company may claim a deduction in connection with (i) the exercise of NISOs and/or SARs, and (ii) the disposition during the the ISO holding period by an optionee of shares acquired upon the exercise of ISOs, provided that, in each case, the requirements imposed on qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder are satisfied with respect to such awards. Because Restricted Stock Awards under the Plan are not deemed to be qualified performance-based compensation under Section 162(m) of the Code, amounts for which the Company may claim a deduction upon the lapse of any restrictions on such restricted share awards will be subject to the limitations on deductibility under Section 162(m).

Required Vote and Recommendation of Board of Directors

Provided that a quorum is present at the Annual Meeting, the proposal will be approved only if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Therefore abstentions and broker non-votes will have no effect on the outcome of the vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE 2006 PLAN FROM 3,000,000 to 5,000,000 SHARES OF THE COMPANY’S COMMON STOCK

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Amper, Politziner & Mattia, PC as our independent registered public accounting firm to audit and report upon our consolidated financial statements for the 2008 fiscal year and is submitting this matter to the Stockholders for their ratification. A representative of Amper, Politzner & Mattia, PC is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed by Amper, Politziner & Mattia, PC for 2007 were $279,000 and $117,500 for 2006.

Audit-related Fees

 There were no fees billed or to be billed by Amper, Politziner & Mattia, PC for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees” above.

Tax Fees

We retain the services of PricewaterhouseCoopers LLP as our tax advisor. The aggregate fees billed by PricewaterhouseCoopers LLP in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $28,000 for 2007 and $23,000 for 2006. The nature of the services performed for these fees included the preparation of our federal and state tax returns.

All Other Fees

There were no other fees billed to us by Amper, Politznier & Mattia, PC or PricewaterhouseCoopers LLP during 2007 and 2006.

Pre-Approval Policies and Procedures

It is our policy that all services provided by Amper, Politziner & Mattia, PC shall be pre-approved by the Audit Committee. Amper, Politziner & Mattia, PC will provide the Audit Committee with an engagement letter during the first quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the fiscal year and the estimated fees for such services. Pre-approval of audit and permitted non-audit services may be given by the Audit Committee at any time up to one year before the commencement of such services by Amper, Politziner & Mattia, PC. Pre-approval must be detailed as to the particular services to be provided. Pre-approval may be given for a category of services, provided that (i) the category is narrow enough and detailed enough that management will not be called upon to make a judgment as to whether a particular proposed service by Amper, Politziner & Mattia, PC fits within such pre-approved category of services and (ii) the Audit Committee also establishes a limit on the fees for such pre-approved category of services. The Chairman of the Audit Committee shall have, and the Audit Committee may delegate to any other member of the Audit Committee, the authority to grant pre-approval of permitted non-audit services to be provided by Amper, Politziner & Mattia, PC between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services that were provided in 2007 and 2006.

Required Vote and Recommendation of Board of Directors

Under Nevada law, shares as to which there is an abstention or broker non-vote shall be deemed to be present at the meeting for purposes of determining a quorum. However, because the proposal will be approved only if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal, abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal. If Stockholders do not ratify the selection of Amper, Politziner & Mattia, PC, the Board of Directors will consider other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OFAMPER, POLITZINER & MATTIA, PC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2009 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of NexMed, Inc., on or before December 19, 2008.

Stockholders who intend to present a proposal at the 2009 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials for the 2009 Annual Meeting are required to provide notice of such proposal to us no later than sixty (60) days nor more than ninety (90) days prior to the one year anniversary of the date of the 2008 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2009 Annual Meeting should be addressed to Secretary of NexMed, Inc., 89 Twin Rivers Drive, East Windsor, New Jersey 08520.

HOUSEHOLDING OF PROXY MATERIALS

In some cases only one copy of this Proxy Statement or our 2007 Annual Report is being delivered to multiple Stockholders sharing an address unless NexMed has received contrary instructions from one or more of the Stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a Stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of NexMed, Inc., 89 Twin Rivers Drive, East Windsor, New Jersey 08520 or an oral request at (609)-371-8123.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote these proxies by telephone at (800) 560-1965 or by internet at http/www.eproxy.com/nexm/.

By Order of the Board of Directors,

/s/ Mark Westgate
Mark Westgate
Assistant Secretary
April 18, 2008
East Windsor, NJ

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]

To Our Stockholders,
You are cordially invited to attend our Annual Meeting of Stockholders, to be held at the Company’s headquarters at 89 Twin Rivers Drive, East Windsor, New Jersey, at 11:00 a.m., local time, on Monday, June 9, 2008.
[Company logo]
The enclosed Proxy Statement provides you with additional details about items that will be addressed at the Annual Meeting. Following consideration of the proposals set forth in the Proxy Statement, an overview of NexMed, Inc.’s activities will be presented and we will be available to answer any questions you may have. After reviewing the Proxy Statement, please sign, date and indicate your vote for the items listed on the Proxy Card below and return it by mail in the enclosed, postage-paid envelope, or vote by telephone by calling (800) 560-1965 (U.S. only), or by internet at http://www.eproxy.com/nexm/, whether or not you plan to attend the Annual Meeting.

Thank you for your prompt response.

Sincerely,
Mark Westgate
Assistant Secretary

NexMed, Inc. 89 Twin Rivers Drive, East Windsor, New Jersey, 08520
(Continued, and to be signed on reverse side)

[FORM OF PROXY- REVERSE SIDE OF TOP PORTION]

PROXY	PROXY
NEXMED, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Vivian H. Liu and Mark Westgate, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of NexMed, Inc. to be held at the Company’s headquarters on Monday, June 9, 2008 at 11:00 a.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named below and FOR Proposals No. 2 and No. 3. Any prior proxy is hereby revoked.

(Please detach here)

The Board of Directors recommends a vote FOR the election of the nominees for directors named below and
FOR Proposals No. 2 and No. 3

PROPOSAL 1: Election of Directors:

1.	Leonard A. Oppenheim

2.	David S. Tierney, MD

FOR	WITHHOLD
AUTHORITY

☐	☐

To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.	☐

PROPOSAL 2: Approval and Adoption of an Amendment of the NexMed, Inc. 2006 Stock Incentive Plan to increase the number of shares authorized thereunder from 3,000,000 to 5,000,000 shares of the Company's Common Stock.

FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3: Ratification of the appointment of Amper, Politziner & Mattia, PC as the independent registered public accounting firm of the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Address Change? Mark Box ☐ Indicate changes below:

Date:___________________________________

_____________________________________________

_____________________________________________
Signature(s) in Box
Please sign exactly as your name appears at the left.
When shares are held by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee
or corporation, please sign in full corporate name by
president or other authorized person. If a partnership,
please sign in partnership name by authorized person.

[FORM OF PROXY DETACHABLE PROXY CARD]
COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until Noon (EST) on Friday, June 6, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.
•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/nexm/ - QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until Noon (EST) on Friday, June 6, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NexMed, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St-Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

Appendix A

INSTRUMENT OF AMENDMENT TO THE
NEXMED, INC.
2006 STOCK INCENTIVE PLAN

WHEREAS, NexMed, Inc. (the “Company”) maintains the NexMed, Inc. 2006 Stock Incentive Plan (the “Plan”);

WHEREAS, Section 17(a) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan to increase the number of shares of common stock of NexMed, Inc., par value of $0.001 per share (the “Common Stock”), available for grant or delivery under the Plan, subject to stockholder approval;

WHEREAS, the Board wishes to amend the Plan to increase the number of shares of Common Stock available for grant or delivery under the Plan from 3,000,000 shares to 5,000,000 shares (the “Amendment”); and

WHEREAS, stockholder approval is being solicited at the Company’s 2008 annual meeting of stockholders (“Annual Meeting”) on June 9, 2008 to effectuate the Amendment.

NOW, THEREFORE, the Plan is hereby amended, effective June 9, 2008 upon stockholder approval of the Amendment at the Annual Meeting, and at any adjournment or postponement thereof, as follows:

1.  The first sentence of Section 2 of the Plan is amended to read in its entirety as follows:

“The maximum number of shares of the common stock, par value of $0.001 per share (the “Common Stock”), of the Company with respect to which Options or SARs may be granted or that may be delivered as Stock Awards to participants (“Participants”) and their beneficiaries under the Plan shall be five million (5,000,000).”

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate Title: Vice President and CFO

Date:	April 10, 2008